Exhibit 10.1

Second amended and restated
eMPLOYMENT AGREEMENT OF
STEVEN R. MUMMA

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this day of November 3, 2014, between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and Steven R. Mumma (the “Executive”). This Agreement amends, restates and supersedes in all respects that certain Amended and Restated Employment Agreement, dated as of the 22nd day of November, 2011, by and between the Company and the Executive.

The Executive is presently employed as the Chief Executive Officer and President of the Company. The Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the growth and success of the Company has been substantial. The Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interest of the Company and its shareholders. The Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided. The Executive’s continued employment with the Company is contingent on his execution of this Employment Agreement.

In order to effect the foregoing, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2.     Term.

(a)     The Term of this Employment Agreement will commence on November 3, 2014 (the “Effective Date”) and end on December 31, 2015 (the “Expiration Date”), unless further extended or sooner terminated as hereinafter provided. “Term” shall mean the period from the Effective Date through the first to occur of the Expiration Date (unless the Term is extended in accordance herewith) or the Date of Termination in the event this Agreement is sooner terminated pursuant to Section 6.

(b)     The Company agrees to provide the Executive with written notice, at least 90 days prior to the Expiration Date, of its determination not to extend the Term of this Agreement (a “Notice of Non-Renewal”). Failure by the Company to provide the Executive with a Notice of Non-Renewal at least 90 days prior to the Expiration Date will result in the automatic extension of the Term for another one-year period after the Expiration Date, and the new Expiration Date will be the first anniversary of the previous Expiration Date for purposes of this Agreement.

(c)     In the event that (i) the Company provides the Executive with a Notice of Non-Renewal in accordance with paragraph (b) above, (ii) the Parties do not enter into a new employment agreement, and (iii) neither the Company nor the Executive terminates the Executive’s employment in accordance with the terms of this Agreement prior to the Expiration Date, then the Executive will be deemed from and after the Expiration Date to be an employee at-will of the Company without the benefit of an employment agreement. In such event, the terms of Sections 3, 4 and 5 of this Agreement will continue in effect after the Expiration Date unless and until modified by the Company or until any termination of the Executive’s employment by the Company or the Executive, but the other terms and provisions herein, including but not limited to the termination, severance and restrictive covenant provisions set forth in Sections 6, 7 and 8, will be deemed to have terminated as of the Expiration Date and will be of no further force or effect after the Expiration Date unless otherwise agreed by the parties.

3.     Position and Material Duties. The Executive shall serve as the Chief Executive Officer and President of the Company and shall have such responsibilities, duties and authority as he may have as of the date hereof (or any position to which he may be promoted after the date hereof) and as may from time to time be assigned to the Executive by the Board that are consistent with such responsibilities, duties and authority. In that capacity, the Executive shall be responsible for (a) oversight of the Company’s day to day operations, (b) financial performance and reporting (external and internal), (c) investor relations, (d) supervision of employees and outside consultants and asset managers, (e) compliance with regulatory, tax and accounting rules and regulations, and (f) managing trading, credit and investment banking relationships (collectively hereinafter, “Material Duties”). The Executive shall also serve as a senior executive officer of certain subsidiaries of the Company, with positions, titles and responsibilities that are suitable for the Chief Executive Officer and President of the Company, at the reasonable request of the Board without additional compensation. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that nothing in this Agreement shall preclude Executive from serving as a director or trustee in any other firm or from pursuing personal real estate investments and other personal investments, as long as such activities do not interfere with Executive’s performance of his duties hereunder.

4.     Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in New York, New York, except for required travel on the Company’s business to an extent substantially consistent with present business travel obligations.

5.     Compensation and Related Matters.

(a)     Base Salary. The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices. The Executive’s Base Salary shall be $700,000, which Base Salary shall be effective as of November 1, 2014. During the Term, the Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective the following January 1. Any increase shall be determined before March 31 of each year and shall be retroactive to January 1. The Base Salary, including any increases, shall not be decreased during the Term. For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 5(a).

(b)     Cash Incentive Awards.

(i)     Annual Cash Bonus. The Executive shall be eligible to participate in the Company’s annual cash incentive bonus plan adopted by the Compensation Committee for each fiscal year (including any partial year) during the Term of this Agreement (“Bonus Plan”). The Compensation Committee will adopt a Bonus Plan for each fiscal year during the Term by no later than March 31 of that fiscal year. If the Executive or the Company, as the case may be, satisfies the performance criteria contained in such Bonus Plan for a fiscal year, he shall receive an annual Incentive Bonus (as defined below) in an amount pursuant to such Bonus Plan or as determined by the Compensation Committee, as applicable, and subject to ratification by the Board, if required. The Bonus Plan shall contain both individual and corporate performance goals for each fiscal year established by the Compensation Committee. If the Executive or the Company, as the case may be, fails to satisfy the performance criteria contained in such Bonus Plan for a fiscal year, the Compensation Committee may determine whether any Incentive Bonus shall be payable to Executive for that year, subject to ratification by the Board, if required. The annual Incentive Bonus (if any) shall be paid to the Executive no later than March 14 of the year immediately following the year for which the applicable Bonus Plan was adopted. If the Compensation Committee does not adopt a Bonus Plan for a particular fiscal year, the Executive will entitled to receive an Incentive Bonus for that year in an amount that is determined by the Compensation Committee in its discretion. For the avoidance of doubt, the New York Mortgage Trust, Inc. 2013 Incentive Compensation Plan is the Bonus Plan adopted by the Compensation Committee for the 2014 fiscal year for purposes of this Section 5(b)(i) and Section 6(e)(ii) hereof.

(ii)     Definition of Incentive Bonus. For purposes of this Agreement, the term “Incentive Bonus” shall mean any annual cash bonus payable pursuant to Section 5(b)(i). Failure by the Executive to satisfy the performance criteria in the Bonus Plan does not constitute a failure by the Executive to “perform his Material Duties” as provided in paragraph 6(c)(iii).

(c)     Stock Based Awards. The Company has established the 2010 Stock Incentive Plan (“Stock Incentive Plan”). Subject to the terms and conditions of the Stock Incentive Plan, as amended from time to time, the Executive shall be eligible to participate in the Stock Incentive Plan, and shall be eligible to receive restricted stock awards under the Stock Incentive Plan. The Compensation Committee shall approve any such awards made to the Executive pursuant to the Stock Incentive Plan.

(i)     Stock Incentive Plan Restricted Stock Awards. Any Stock Incentive Plan provides for the issuance of shares of Company common stock as restricted common stock (“Restricted Stock Grants”) to the extent that such shares of common stock are available thereunder. Restricted Stock Grants awarded to the Executive shall be subject to forfeiture restrictions that will lapse in equal amounts on each of the first three anniversaries from the date of grant such that the forfeiture restrictions shall lapse 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant and 1/3 on the third anniversary of the date of grant. Notwithstanding the foregoing, the Executive will be 100% vested and all restrictions on each outstanding Restricted Stock Grant will lapse upon (i) a Change in Control (as defined herein), (ii) a termination by the Company without Cause (as defined herein), (iii) a termination by the Executive for Good Reason (as defined herein), (iv) the Executive’s death, or (v) the Disability (as defined below) of the Executive, and the Executive will forfeit all unvested shares if he is terminated for Cause or he terminates his employment with the Company for other than Good Reason. The common stock issued as Restricted Stock Grants will have voting and dividend rights.

For purposes of this Agreement:

“Acquiring Person” means that a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least fifty percent (50%) of the Company’s then outstanding securities entitled to vote generally in the election of the Board.

“Continuing Director” means any member of the Board, while a member of the Board and (i) who was a member of the Board on the date hereof or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors.

“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

“Change in Control” means (i) a Person is or becomes an Acquiring Person; (ii) holders of the securities of the Company entitled to vote thereon approve any agreement with a Person (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such an agreement) that involves the transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission; (iii) holders of the securities of the Company entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such a transaction) pursuant to which the Company will undergo a merger, consolidation, or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation, or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Company’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction; (iv) the Continuing Directors cease for any reason to constitute a majority of the Board; or (v) the Board adopts a resolution to the effect that, in its judgment, as a consequence of any one or more transactions or events or series of transactions or events, a Change in Control of the Company has effectively occurred. Notwithstanding the foregoing, for purposes of this Agreement, any issuance by the Company of newly issued shares of its capital stock in a private or public offering of securities for cash shall not be deemed to be a Change of Control.

“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term “Person” does not include the Company or any Related Entity, and the term Person does not include any employee-benefit plan maintained by the Company or any Related Entity, or any person or entity organized, appointed, or established by the Company or any Related Entity for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a “Person”.

“Related Entity” means any entity that is part of a controlled group of corporations or is under common control with the Company within the meaning of Sections 1563(a), 414(b) or 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)     Benefits.

(i)     Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per full calendar year. The Executive shall not be entitled to carry over any unused vacation time from year to year.

(ii)     Sick and Personal Days. The Executive shall be entitled to sick and personal days in accordance with the policies of the Company.

(iii)     Employee Benefits.

(A)     Participation in Employee Benefit Plans. Subject to the terms of any applicable plans, policies or programs, the Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in any Company sponsored employee benefit plans, including but not limited to benefits such as group health, dental, accident, disability insurance, group life insurance, and a 401(k) plan, as such benefits may be offered from time to time, on a basis no less favorable than that applicable to other executives of the Company.

(B)     Disability Insurance. The Company shall reimburse the Executive the amount of the premiums paid by the Executive on, at the Executive’s cost, a renewable long-term Disability plans that, subject to the terms of such plans and any applicable plans, policies or programs, provides for payment in the aggregate of not less than $240,000.00 for so long as any long-term Disability of the Executive continues. The Company shall not be obligated to reimburse the Executive for such amounts until the Executive has presented the Company with a statement documenting such payments.

(C)     Annual Physical. If the Executive desires an annual physical examination, the Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the New York, New York metropolitan area selected by the Executive. The results of the examination and any medical information or records regarding the examination will be provided by the physician to the executive, and not to the Company.

(D)     Directors and Officers Insurance. During the Term and for a period of 24 months thereafter, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to current officers and directors.

(E)     Life Insurance. The Company shall reimburse the Executive the amount of the premiums paid by the Executive on a term life policy for the benefit of the Executive or the Executive’s designated beneficiaries with a death benefit of $3.0 million. The Company shall not be obligated to reimburse the Executive for such amounts until the Executive has presented the Company with a statement documenting such payments.

(F)     Key Man Life Insurance. The Company may purchase on the life of the Executive up to $15.0 million of key man life insurance with the Company as the beneficiary of the death benefit.

(iv)     Expenses, Office and Systems Support. The Executive shall be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis no less favorable than that applicable to other executives of the Company, including, without limitation, telephone, reasonable travel and reasonable entertainment expenses incurred by the Executive in connection with the business of the Company, upon the presentation by the Executive of appropriate documentation. The Executive shall also be entitled to appropriate office space, systems support and other critical services necessary for the performance of the Executive’s duties.

6.     Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)     Death. The Executive’s employment hereunder shall terminate upon his death.

(b)     Disability. If, in the written opinion of a qualified physician reasonably agreed to by the Company and the Executive, the Executive shall become unable to perform his duties hereunder due to Disability, the Company may terminate the Executive’s employment hereunder. As used in this Agreement, the term “Disability” shall mean inability of the Executive, due to physical or mental condition, to perform the essential functions of the Executive’s job, after consideration of the availability of reasonable accommodations, for more than 180 total calendar days during any period of 12 consecutive months.

(c)     For Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon a determination by at least a majority of the members of the Board (other than Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive of such meeting, the purpose thereof and the particulars of the basis for such meeting and the Executive is given an opportunity, together with counsel, to be heard before the Board) that Executive (i) has committed fraud or misappropriated, stolen or embezzled funds or property from the Company or an affiliate of the Company or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of the Company or any affiliate of the Company, (ii) has been convicted of, or entered a plea of guilty or “nolo contendre” to, a felony which in the reasonable opinion of the Board brings Executive into disrepute or is likely to cause material harm to the Company’s (or any affiliate of the Company) business, financial condition or prospects, (iii) has, notwithstanding not less than 30 days’ prior written notice from the Board, failed to perform (other than by reason of illness or temporary disability) his Material Duties hereunder and has failed to cure same within such 30 days of Executive’s receipt of said written notice, (iv) has violated or breached any material law or regulation to the material detriment of the Company or any affiliates of the Company or its business, or (v) has breached any of his duties or obligations under this Agreement where such breach causes or is reasonably likely to cause material harm to the Company. Any notice of termination delivered by the Company to Executive that purports to notify Executive of a termination for Cause, but where the Company has not otherwise followed the procedures set forth in the definition of “Cause” above, shall be deemed to constitute a notice of termination without Cause pursuant to Section 6(d) hereof. Neither a notice from the Company to Executive that a meeting of the Board has been scheduled to determine whether grounds for a termination for “Cause” exist, nor the holding of such a meeting, shall itself be construed as a notice of termination for such purpose.

(d)     Without Cause. The Company may at any time terminate the Executive’s employment hereunder without Cause.

(e)     Termination by the Executive.

(i)     The Executive may terminate his employment hereunder (A) for Good Reason, or (B) at any time after the date hereof by giving the Company a Notice of Termination at least thirty (30) days prior to the Date of Termination.

(ii)     For purposes of this Agreement, “Good Reason” shall mean (A) a failure by the Company or its successors or assigns to comply with any material provision of this Agreement (other than the Company’s payment obligations referred to in clause (E) below) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, (B) the assignment to the Executive of any Material Duties inconsistent with the Executive’s position with the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities without the consent of the Executive, except that (i) a determination by the Nominating and Corporate Governance Committee of the Board of Directors not to nominate the Executive for re-election as a director of the Company or (ii) a failure by the Company’s stockholders to elect the Executive as a director of the Company shall not be deemed to be “Good Reason,” (C) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of the Company, (D) without the consent of the Executive, relocation of the Company’s principal place of business outside of the Borough of Manhattan in the City of New York, (E) any failure by the Company to pay the Executive Base Salary or any Incentive Bonus to which he is entitled under a Bonus Plan which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or any failure of the Compensation Committee to approve a Bonus Plan for any fiscal year commencing with the 2015 fiscal year in accordance with the requirements of this Agreement, or (F) delivery by the Company to the Executive of a Notice of Non-Renewal in accordance with the requirements of Section 2(b) hereof; provided, however, that the Executive shall only have the right to terminate his employment hereunder for Good Reason as a result of such Notice of Non-Renewal by providing Notice of Termination to the Company prior to the Expiration Date.

(f)     Any termination of the Executive’s employment by the Company or its successors or assigns or by the Executive (other than termination pursuant to subsection (a) or (b) of this Section 6) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)     “Date of Termination” shall mean, at any time during the Term, (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, the date as of which the physician’s written opinion is received by the Company, (iii) if the Executive’s employment is terminated pursuant to subsection (c) above, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date thirty (30) days following the date on which a Notice of Termination is given.

7.     Compensation Upon Termination, Death or During Disability.

(a)     Death. If the Executive’s employment is terminated by his death, the Company shall within ten (10) days following the date of the Executive’s death, pay to the Executive’s designated beneficiary(ies) an amount equal to the Executive’s annual Base Salary for the year in which the termination took place, and an amount equal to the Executive’s target Bonus for the year in which the termination took place, together with any other amounts to which the Executive is entitled pursuant to death benefit plans, programs and policies. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination. The Company shall continue benefits for surviving spouse or other dependents covered under the Executive’s health insurance policy as of the date of Executive’s death for a period of 18 months after the termination date.

(b)     Disability. During any period that the Executive fails to perform his duties hereunder as a result of his incapacity due to a physical or mental condition (“disability period”), the Executive shall continue to receive his full Base Salary at the rate then in effect for such disability period (and shall not be eligible for payments under the disability plans, programs and policies maintained by the Company or in connection with employment by the Company (“Disability Plans”)) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Executive shall, within ten (10) days of such termination, be entitled to all amounts to which the Executive is entitled pursuant to the Disability Plans. The Executive’s rights under any long-term Disability Plan shall be determined in accordance with the provisions of such plan, but in no event will the Company maintain a long-term Disability plan that provides for payment of not less than $240,000. In addition, upon the Executive’s termination in accordance with Section 7(b) hereof, all stock options, restricted stock grants awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination.

(c)     Cause or other than Good Reason. If the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and reimburse the Executive for all reasonable and customary expenses incurred by the Executive in performing services hereunder prior to the Date of Termination in accordance with Section 6(d), and the Company shall have no further obligations to the Executive under this Agreement.

(d)     Termination by the Company without Cause (other than for death or Disability) or Termination by the Executive for Good Reason. If the Company or its successors or assigns shall terminate the Executive’s employment other than for death, Disability pursuant to Section 6(b) or Cause, or the Executive shall terminate his employment for Good Reason, then:

(i)     the Company shall pay the Executive any earned and accrued but unpaid installment of Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid and pro rata amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including without limitation, the approved annual Bonus Plan for the year in which the Date of Termination occurs and all accrued but unused vacation time, such payments to be made in a lump sum on or before the tenth day following the Date of Termination;

(ii)     in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive the greater of (A) $1,000,000 or (B) the product of (x) one and one-half (1 ½) and (y) the sum of the Executive’s Base Salary in effect at the Date of Termination and the average annual Incentive Bonus earned by the Executive during the two most recently completed fiscal years prior to the year in which the Change of Control or termination event occurs; such payment to be made in a lump sum on or before the tenth day following the Date of Termination. In addition, all stock options, restricted stock awards and any other equity awards granted by the Company to the Executive shall become fully vested, unrestricted and exercisable as of the Date of Termination;

(iii)     In the case of a termination of the Executive’s employment by the Company without Cause or for Disability, or by the Executive for Good Reason, the Company shall pay the full cost for the Executive to participate in the health insurance plan in which the Executive was enrolled immediately prior to the Date of Termination for a period of eighteen (18) months, provided that the Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plan from which his continued participation is barred; and

(iv)     The obligations of the Company to make any payments to Executive required under Section 7(d)(ii) hereof shall be conditioned on the execution and delivery by the Executive of a general release of claims in form and substance reasonably satisfactory to the Company.

8.     Covenants of the Executive.

(a)     General Covenants of the Executive. The Executive acknowledges that (i) the principal business of the Company is investing in mortgage-backed securities and other mortgage related assets (such business, and any and all other businesses that after the date hereof, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company knows of a limited number of persons who have developed the Business; (iii) the Business is, in part, national in scope; (iv) the Executive’s work for the Company and its subsidiaries has given and will continue to give the Executive access to the confidential affairs and proprietary information of the Company and to trade secrets of the Company and its subsidiaries; (v) the covenants and agreements of the Executive contained in this Section 8 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 8.

(b)     Covenant Against Competition. The covenant against competition described in this Section 8(b) shall apply during the Term and for a period of one (1) year following the Date of Termination; provided, however, that in the event of termination of the Executive’s employment by the Company with Cause pursuant to Section 6(c), the covenant against competition described in this Section 8(b) shall apply for a period of one hundred eighty (180) days following the Date of Termination. During the time periods described hereinabove, the Executive covenants that he shall not, directly or indirectly, own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate in any Competing Business (as defined below) in any state or country or other jurisdiction in which the Company conducts its Business as of the Date of Termination; provided, however, that, notwithstanding the foregoing, (i) the Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date which ownership, management or participation has been disclosed to the Company; and (ii) the Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System or equivalent non-U.S. securities exchange, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

“Competing Business” means any real estate investment trust or other investment vehicle whose business strategy is primarily focused on investing in and managing residential mortgage-backed securities and other mortgage-related assets in any geographic region in which the Company engages in the Business.

(c)     All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. Notwithstanding the above, the Executive’s contacts and contact data base shall not be the Company’s property. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 8(c) shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law or by separate agreement upon the Executive in respect of confidential information of the Company.

(d)     During the Term and for a period of one (1) year following the termination of the Executive’s employment for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, (i) knowingly solicit or knowingly encourage to leave the employment or other service of the Company or any of its affiliates, any employee employed by the Company at the time of the termination thereof or knowingly hire (on behalf of the Executive or any other person or entity) any employee employed by the Company at the time of the termination who has left the employment or other service of the Company or any of its affiliates (or any predecessor of either) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Company and its affiliates; or (ii) whether for the Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during the Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either). Notwithstanding the above, nothing shall prevent the Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of the Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.

(e)     The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 8(b), 8(c) or 8(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants. The Company has the right to cease making the payments provided as part of the Severance Package in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

9.     Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of successors and permitted assigns of the parties. This Agreement may not be assigned, nor may performance of any duty hereunder be delegated, by either party without the prior written consent of the other; provided, however, the Company may assign this Agreement to any successor to its business, including but not limited to in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

10.     Parachute Payments. If any amount payable to, or other benefit receivable by the Executive pursuant to this Agreement or under other agreements, plans and agreements is deemed to constitute a “parachute payment” as defined in Section 280G of the Code, then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the Stock Incentive Plan.

11.     Continued Performance. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder if so provided herein or if necessary or desirable fully to accomplish the purposes of such provisions, including, without limitation, the obligations of the Executive under the terms and conditions of Sections 8 and 9. Any obligation of the Company to make payments to or on behalf of the Executive under Section 7 is expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under Sections 8 and 9 for the time periods stated in Sections 8 and 9. The Executive recognizes that, except to the extent, if any, provided in Section 7, the Executive will earn no compensation from the Company after the Date of Termination.

12.     Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Steven R. Mumma

c/o New York Mortgage Trust, Inc.

52 Vanderbilt Ave.

Suite 403

New York, NY 10017

If to the Company:

New York Mortgage Trust, Inc.

52 Vanderbilt Ave.

Suite 403

New York, NY 10017

Attention: Compensation Committee

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Attention: Daniel M. LeBey, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

(a)     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall deemed to be in an original but all of which together will constitute one and the same instrument.

(c)     Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration conducted before a panel of three arbitrators in New York, New York in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction with respect to any violation or threatened violation of the provisions of Section 9 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The expenses of arbitration shall be borne by the Company.

(d)     Executive’s Legal Expenses. In the event that the Executive institutes any proceeding to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by him.

(e)     Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by the laws of the State of Maryland (and the law of any other appropriate jurisdiction after any reincorporation of the Company) against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer or trustee of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company to procure a judgment in its favor (or other than by or in the right of the Company); provided, however, that this indemnification provision shall not apply to any action or proceeding relating to a dispute between the Company and the Executive based on any alleged breach or violation of this Agreement.

(f)     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter hereof.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Nathan R. Reese
Name:	Nathan R. Reese
Title:	Vice President and Secretary

STEVEN R. MUMMA

/s/ Steven R. Mumma
Signature

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